Exhibit 99.1

MURPHY OIL CORPORATION CLOSES SYNCRUDE DIVESTITURE

EL DORADO, Arkansas, June 23, 2016 –  Murphy Oil Corporation (NYSE: MUR) today announced its Canadian subsidiary, Murphy Oil Company Ltd. (“MOCL”), closed the sale of its five percent non-operated working interest in Syncrude Canada Ltd. (“Syncrude”) to Suncor Energy Inc. (“Suncor”). The transaction was previously announced on April 27, 2016, with an effective date of April 1, 2016. This non-core asset divestiture will positively impact corporate liquidity by increasing net cash on the balance sheet before closing adjustments by C$937 million before-tax. As a result of this sale and recent wildfires in the Syncrude region, Murphy’s second quarter production guidance will be reduced by 8,400 barrels oil equivalent per day.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The Company's diverse resource base includes offshore production in Malaysia, Canada and Gulf of Mexico, as well as, North American onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “targets”, “expectations”, “plans”, “forecasts”, “projections” and other comparable terminology often identify forward-looking statements. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a deterioration in the business or prospects of Murphy, adverse developments in Murphy business’ markets, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2015 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.